DEBENTURE

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR, IN THE OPINION OF COUNSEL, AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                               THE MNI GROUP INC.

                  10% Senior Subordinated Convertible Debenture
                               Due October 1, 2000

Registered                                                 Englewood, New Jersey
$_________                                                       October 1, 1999

         THE MNI GROUP INC., a New Jersey corporation (here- inafter called the "Corporation"), for value received, hereby promises to pay to (the "Payee" or "Holder"), or registered assigns, the principal sum of $_______________, in a single installment on October 1, 2000 (the "Due Date"), and to pay interest from the date hereof on the unpaid principal amount hereof at the rate of 10% per annum, which interest shall accrue and be payable on the Due Date, and thereafter at the rate of 14% per annum on any overdue principal amount and (to the extent permitted by applicable law) on any overdue interest until paid; provided, however, that all accrued interest shall be waived in the event this Debenture shall be converted into shares of Common Stock as provided in Section 15(a).

         The payment of principal and interest, if applicable, on this Debenture shall be made at its office or agency maintained as provided in subsection (a) of Section 7 in such currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts, and payment of interest on this Debenture at the option of the Board of Directors of the Corporation shall be either in such currency or by means of the issuance and delivery by the Corporation of a Debenture in principal amount equal to such interest payment and otherwise having the same terms as this Debenture.

         For purposes of this Debenture, the following terms shall have the respective meanings set forth below:

         "BANKRUPTCY LAW" shall mean Title 11 of the U.S. Code, as in effect from time to time, or any similar Federal or state law for the relief of debtors.
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         "BUSINESS DAY" shall mean any day other than a Satur day, a Sunday or a legal holiday under the laws of the State of New York.

         "DEBT" shall mean any indebtedness, contingent or otherwise, of the Corporation.

         "DEFAULT" shall mean any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

         "EVENT OF DEFAULT" shall have the meaning assigned to it in Section 10.

         "PERSON" shall mean an individual, a corporation, a partnership, a joint venture, a firm, an enterprise, a trust, an unincorporated organization, a government or any agency or polit ical subdivision thereof.

         "SENIOR DEBT" shall mean means the principal of, premium, if any, and accrued and unpaid interest on Debt, whether outstanding on the date of issuance of this Debenture or thereafter created, incurred or assumed, unless, in the agreement or instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Debt is not superior in right of payment to this Debenture. Notwithstanding the foregoing, "Senior Debt" with respect to the Company shall not include (i) any Debt to any subsidiary or affiliate (as such terms are defined in Rule 405 under the Act) or money borrowed or advanced from such subsidiary or affiliate and (ii) any Debt representing the redemption price of any preferred stock.

         1. DEBENTURES. This Debenture was issued by the Corporation pursuant to a Private Offering Letter and the attachments thereto dated July 22, 1999 relating to an offering of Debentures.

         2. TRANSFER OR EXCHANGE OF DEBENTURES. The Corpora tion shall keep at its office or agency maintained as provided in subsection (a) of Section 10 a register in which the Corporation shall provide for the registration of Debentures and for the registration of transfer and exchange of Debentures.

         3. LOSS, THEFT, DESTRUCTION OR MUTILATION OF DEBENTURE. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Debenture, and, in the case of any such loss, theft or destruction, upon

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receipt of an affidavit of loss from the holder hereof reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Corporation will make and deliver, in lieu of this Debenture, a new Debenture of like tenor and unpaid principal amount.

         4. PERSONS DEEMED OWNERS; HOLDERS. The Corporation may deem and treat the person in whose name any Debenture is registered as the owner and holder of such Debenture for the purpose of receiving payment of principal of and interest on such Debenture and for all other purposes whatsoever, whether or not such Debenture shall be overdue. With respect to any Debenture at any time outstanding, the term "holder," as used herein, shall be deemed to mean the person in whose name such Debenture is registered as aforesaid at such time.

         5. NO PREPAYMENTS. The Corporation may not prepay this Debenture prior to the Due Date.

         6. NOTICES. All notices to be given to any holder of this Debenture shall be given by registered or certified mail to the person in whose name this Debenture is registered at its address designated on the register maintained by the Corporation on the date of mailing such notice of prepayment or other notice.

         7. AFFIRMATIVE COVENANTS. The Corporation covenants and agrees that, so long as any Debenture shall be outstanding:

         (a) MAINTENANCE OF OFFICE. The Corporation will maintain an office or agency in Englewood, in the State of New Jersey (or such other place in the United States of America as the corporation may designate in writing to the registered holder hereof), where the Debentures may be presented for registration of transfer and for exchange as herein provided, where notices and demands to or upon the Corporation in respect of the Debentures may be served and where, at the option of the holders thereof, the Debentures may be presented for payment. Until the Corporation otherwise notifies the holders of the Debentures, said office shall be the principal office of the Corporation in the State of New Jersey as set forth in Subsection (a) of
     Section 20.

         (b) CORPORATE EXISTENCE. The Corporation will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect its and its subsidiaries' corporate existence, rights and franchises under the laws of

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

     the United States or any State thereof or the District of Columbia.

         (c) AMENDMENT OF CERTIFICATE OF INCORPORATION. The Corporation will use its best efforts to effect an amendment to its Certificate of Incorporation (the "Recapitalization") as soon as practicable following the issue date of this Debenture, but in all events prior to the Due Date, increasing the Corporation's authorized capitalization to not less than 35,000,000 shares of Common Stock (as hereinafter defined).

         8. NEGATIVE COVENANTS. The Corporation covenants and agrees that, so long as any Debenture shall be outstanding:

         (a) CONSOLIDATION, MERGER AND SALE. The Corporation will not consolidate or merge with or into, or sell or otherwise dispose of all or substantially all of its property to, any other person.

         (b) RESTRICTED PAYMENTS. The Corporation shall not declare or pay any dividend on, or authorize or make any distribution in respect of, shares of any class of its stock, or authorize or make any purchase, redemption or acquisition for value of, or permit any subsidiary to pur chase or otherwise acquire for value, any shares of any class of its stock other than a repurchase of stock from any employee of the Corporation or any subsidiary of the Corpo ration in the event that such employee ceases to be employed by the Corporation or such subsidiary.

         (c) SECURITIES ISSUANCES. Except for issuance under stock option or other similar plans in existence as of the issue date of this Debenture, the Corporation shall not issue any (i) shares of Common Stock for a consideration per share less than the Conversion Price (as hereinafter defined) or (ii) securities exercisable for, or convertible into, Common Stock at an exercise or conversion price less that the Conversion Price.

         9. MODIFICATION BY HOLDERS; WAIVER. The Corporation may, with the written consent of the holders of not less than 51% in principal amount of the Debentures then outstanding, modify the terms and provisions of the Debentures or the rights of the holders of the Debentures or the obligations of the Corporation thereunder, and the observance by the Corporation of any term or provision of the Debentures may be waived with the written consent of the holders of not less than 51% in principal amount

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

of the Debentures then outstanding; PROVIDED, HOWEVER, that no such modification or waiver shall:

         (a) change the maturity of any Debenture or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon without the consent of the holder of each Debenture so affected; or

         (b) give any Debenture any preference over any other Debenture; or

         (c) change any provision of Section 10, 11, 12 or 13 without the consent of the holders of all outstanding Deben tures; or

         (d) reduce the applicable aforesaid percentages of Debentures, the consent of the holders of which is required for any such modification.

         Any such modification or waiver shall apply equally to all the holders of the Debentures and shall be binding upon them, upon each future holder of any Debenture and upon the Corpora tion, whether or not such Debenture shall have been marked to indicate such modification or waiver, but any Debenture issued thereafter shall bear a notation referring to any such modifica tion or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Corporation shall transmit a copy of such modification or waiver to all the holders of the Debentures at the time outstanding.

         10. EVENTS OF DEFAULT. Unless waived in writing by the holders of not less than 51% in principal amount of the Debentures then outstanding, if any one or more of the following events, herein called Events of Default, shall occur, for any reason whatsoever, and whether such occurrence shall, on the part of the Corporation, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgement, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority and such Event of Default shall be continuing:

         (a) default shall be made in the payment of the prin cipal of or interest on any Debenture when and as the same shall become due and payable and such default shall continue for a period of five (5) Business Days; or

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         (b) default shall be made in the performance by the Corporation of any other covenant or agreement contained in this Debenture; or

         (c) any representation or warranty made or given in this Debenture or in any other document or statement furnished at any time pursuant to or in connection with this Debenture shall prove to have been untrue, false or misleading in any material respect on the date as of which made; or

         (d) the Corporation shall (i) default in any payment of principal of or interest on any Senior Debt or (ii) default in the observance or performance of any agreement or condition relating to any such Senior Debt or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause (immediately or with the giving of notice or lapse of time or both) any such Senior Debt to become due prior to its stated maturity;

then, subject to the provisions of Section 14, the holder or holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding may, at its or their option, by written notice to the Corporation, declare all the Debentures to be, and all the Debentures shall thereupon be and become, forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law; PROVIDED, HOWEVER, that, subject to the provisions of Section 14, upon the occurrence and during the continuance of any of the events specified in subsections (a) or (b) of this Section 10, the holder of any Debenture at the time outstanding may, at its option by notice in writing to the Corporation, declare any Debenture or Debentures then held by it to be, and such Debenture or Debentures shall thereupon be and become, forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law.

         At any time after any declaration of acceleration has been made as provided in this Section 10, the holders of at least a majority in aggregate principal amount of the Debentures then outstanding may, by notice to the Corporation, rescind such declaration and its consequences, if all defaults and Events of Default (other than nonpayments of principal and interest that have become due solely by reason of acceleration) shall have been remedied or cured or shall have been waived pursuant to this paragraph; PROVIDED, HOWEVER, that no such rescission shall

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

extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

         Without limiting the foregoing, the Corporation hereby waives any right to trial by jury in any legal proceeding related in any way to this Debenture or the Debentures and agrees that any such proceeding may, if the holder so elects, be brought and enforced in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York and the Corporation hereby waives any objection to jurisdic tion or venue in any such proceeding commenced in such court. The Corporation further agrees that any process required to be served on it for purposes of any such proceeding may be served on it, with the same effect as personal service on it within the State of New Jersey, by registered mail addressed to it at its office or agency set forth in Section 20 for purposes of notices hereunder.

         11. SUITS FOR ENFORCEMENT. Subject to the provisions of Section 14, in case any one or more of the Events of Default specified in Section 10 of this Debenture shall happen, shall be continuing and shall not have previously been waived as provided in said section 10, any holder of the Debentures then outstanding may proceed to protect and enforce his or its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Debentures or in aid of the exercise of any power granted in the Debentures, or to enforce any legal or equitable right of the holders of the Debentures.

         Subject to the provisions of Section 14, in case of any default under any Debenture, the Corporation will pay to the holder thereof such amounts as shall be sufficient to cover the costs and expenses of such holder due to said default, including, without limitation, collection costs and reasonable attorneys' fees and disbursements, to the extent actually incurred.

         12. REMEDIES CUMULATIVE. No remedy herein conferred upon the holder of this Debenture is intended to be exclusive of any other remedy; and each and every such remedy shall be cumula tive and shall be in addition to every other remedy given hereun der or now or hereafter existing at law or in equity or by stat ute or otherwise.

         13. REMEDIES NOT WAIVED. No course of dealing between the Corporation and the holders of this Debenture or any delay on the part of the holder hereof in exercising any rights hereunder

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shall operate as a waiver of any right of any holder of this Debenture.

         14. SUBORDINATION.

         (a) SUBORDINATION. Anything in this Debenture to the contrary notwithstanding, the obligations of the Corporation in respect of the principal of, and interest on, and all other amounts owing in respect of, this Debenture shall be subordinated and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full, in cash, of all Senior Debt.

         (b) SUBROGATION. To the extent that amounts otherwise payable under this Debenture have been paid to the holders of the Senior Debt and subject to the payment in full in cash of the Senior Debt, the holder of this Debenture shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Corpora tion made on the Senior Debt until the principal of and interest on this Debenture shall be paid in full.

         15. CONVERSION.

         (a) AUTOMATIC CONVERSION. Anything in this Debenture or in the Certificate of Incorporation of the Corporation to the contrary notwithstanding, all Debentures shall automatically be converted into shares of Common Stock at such time (the "Conversion Date") as the Corporation has effected the Recapitalization. The Corporation shall be cause written notice to be given to each holder of Debentures as soon as practicable following the Conversion Date. Upon receipt of such notice, the holder hereof shall surrender this Debenture to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of this Debenture) at any time during its usual business hours following the Conversion Date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certifi cates for shares of Common Stock shall be issued. This Debenture shall not be convertible into shares of Common Stock except as provided in this Section 15(a).

         (b) CONVERSION PRICE; NUMBER OF SHARES. On the Conversion Date, the principal balance of this Debenture shall be converted into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by

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     dividing the principal amount of this Debenture so to be converted by the conversion price of $0.075 per share (the "Conversion Price").

         (c) ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the surrender of this Debenture, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such unpaid principal amount of this Debenture. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the Conversion Date, irrespective of whether this Debenture shall have been physically sur rendered on such date, and at such time the rights (other that the right to have the Common Stock issuable upon conversion of this Debenture registered under the Act, as set forth below) of the holder of this Debenture shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         (d) FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. No fractional shares shall be issued upon conversion of the principal amount of this Debenture. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this paragraph (d), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering this Debenture for conversion an amount in cash equal to such fractional interest multiplied by the Conversion Price.

         (e) STOCK TO BE ISSUED. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the Debentures shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without

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     violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.

         (f) ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of the Debentures shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corpora tion shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Debenture the principal amount of which is being converted.

         (g) DEFINITION OF COMMON STOCK. As used in this Sec tion 18, the term "Common Stock" shall mean and include the Corporation's authorized voting Common Stock, no par value, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involun tary liquidation, dissolution or winding up of the Corpo ration.

         16. REGISTRATION RIGHTS. The Holder shall have the following registration rights with respect to the shares of Common Stock issuable upon conversion of this Debenture (the "Registrable Securities"):

         (a) PIGGYBACK REGISTRATION RIGHTS. The Corporation shall advise the Holder or its transferee, whether the Holder holds the Debenture or after the Recapitalization holds the Common Stock issued upon the conversion of the Debenture, by written notice at least four weeks prior to the filing of any registration statement under the Act covering any securities of the Corporation, for its own account or for the account of others, and will, until two years after the issuance date hereof, upon the request of the Holder, register under the Act all or any portion of the Registrable Securities and cause such registration statement to become and remain effective as provided in Section 16(b) hereof. In the event that any registration pursuant to this Section 16(a) shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Securities to be included in such an underwriting may be reduced (PRO RATA among the requesting Holders of Registrable Securities based upon the number of

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

     shares of Registrable Securities so requested to be registered) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Corporation therein; PROVIDED, HOWEVER, that such number of shares of Registrable Securities shall not be reduced if any shares are to be included in such underwriting for the account of any person other than the Holders of the Convertible Securities, as hereinafter defined, and the Corporation.

         (b) TERMINATION OF REGISTRATION RIGHTS. Notwith- standing anything to the contrary contained in this Section 16, the obligations of the Corporation to register Registrable Securities shall terminate with respect to a Holder if all of the Registrable Securities held by such Holder may be publicly sold without restriction pursuant to Rule 144(k) under the Act.

         17. COVENANTS BIND SUCCESSORS AND ASSIGNS. All the covenants, stipulations, promises and agreements in this Deben ture contained by or on behalf of the Corporation shall bind its successors and assigns, whether so expressed or not.

         18. GOVERNING LAW. This Debenture shall be governed and construed in accordance with the laws of the State of New Jersey.

         19. HEADINGS. The headings of the Sections and sub sections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

         20. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by first-class registered mail, postage prepaid,

         (a)      if to the Corporation, at:

                  The MNI Group Inc.
                  10 West Forest Avenue
                  Englewood, New Jersey 07631
                  Attention: President

         (b) if to the holder of this Debenture, to its address as set forth in the register maintained by the Corporation for the registration of transfer and exchange of Debentures.


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         IN WITNESS WHEREOF, THE MNI GROUP INC. has caused this Debenture to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year first above written.

                                            THE MNI GROUP INC.


                                            By: _________________________



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